Exhibit 10.2

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of November 7, 2014, by and among ACI Merchant Systems, LLC, a Pennsylvania limited liability company (the “Company”) and JetPay Corporation, a Delaware corporation (“Advisor”).

WHEREAS, Advisor, the Company, Cathy Smith and Michael Collester have entered into that certain Unit Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, pursuant to which Advisor has purchased all of the issued and outstanding membership interests in the Company; and

WHEREAS, the Company desires to retain Advisor and Advisor desires to perform for the Company certain services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, effective as of the closing of the transactions contemplated by the Purchase Agreement (the “Effective Time”) and without any further action required by any party hereto, hereby agree as follows:

1.       Term. This Agreement shall be in effect for an initial term of ten (10) years commencing at the Effective Time (the “Term”), and shall be automatically extended thereafter on a year to year basis unless the Company or Advisor provides written notice of its desire to terminate this Agreement to the other party ninety (90) days prior to the expiration of the Term or any extension thereof.

2.        Services. Advisor shall perform or cause to be performed such services for the Company as directed by the Company’s board of managers, which may include, without limitation, the following:

(a)        support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(b)        finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(c)        human resource functions, including searching for and hiring executives;

(d)        managerial assistance and executive support services; and

(e)        other services for the Company or its subsidiaries upon which the Company’s board of managers and Advisor agree.

3.        Advisory Fees.

(a)        Annual Fee. Subject to the terms and conditions herein, payment for services rendered by Advisor and/or its affiliates pursuant to this Agreement (all such fees, the “Management Fees”) will equal $40,000 per month. The Management Fees shall be payable to Advisor or its designee by the Company in advance on the first business day of each month.

(b)        Payment; Subordination.

(i)        Any fees or expenses payable to Advisor or its designees pursuant to this Section 3 shall be paid by wire transfer to an account designated in writing by Advisor. Notwithstanding anything to the contrary in this Section 3, the Company shall not be required to pay the fees under Section 3(a) and Section 3(b) hereof if and to the extent such payment is expressly prohibited by (x) the Loan and Security Agreement, dated as of the date hereof, by and among the Company, Advisor, as guarantor, and Metro Bank (the “Credit Facility”), in each case, so long as it has not been terminated and remains in full force and effect and Advisor shall promptly turnover and return any such payment received in violation of the Credit Facility to the Company. Any payments otherwise owed hereunder which are not made due to the prohibition in this Section 3(b) shall not be cancelled but rather accrue and bear interest at the base rate that the Term Loan (as defined in the Credit Facility) bears interest under the Credit Facility, and shall be payable by the Company promptly when, and to the extent, that the Company is no longer prohibited from making such payments by the Credit Facility.

(ii)        No provision of this Section 3 may be amended or otherwise modified without the prior written consent of the requisite holders of indebtedness evidenced by the Credit Facility.

4.        Personnel. Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of Advisor as Advisor shall deem appropriate to the furnishing of the services required.

5.        Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

To the Company:

ACI Merchant Systems, LLC

136 East Watson Avenue

P.O. Box 69
Langhorne, PA 19047
Attention: Michael Collester

To Advisor:

JetPay Corporation
1175 Lancaster Avenue, Suite 200

Berwyn, PA 19312

Attention: Chief Executive Officer

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with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: James A. Lebovitz

6.        Assignment. The Company may not assign any obligations hereunder to any other party without the prior written consent of Advisor (which consent shall not be unreasonably withheld).

7.        Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

8.        Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

9.        Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

10.        Effective Time. This Agreement shall be effective as of the Effective Time without further action required on the part of any party hereto. If the Effective Time does not occur and the Purchase Agreement is terminated, this Agreement shall have no force or effect and shall be deemed void ab initio.

11.        Basis for Fees; Expenses. The parties hereto acknowledge and agree that the fees payable under this Agreement reflect Advisor’s significant overhead costs. The parties hereto further agree that the fees payable hereunder are not based on hourly or per diem rates and Advisor shall not be required to account for its services on an hourly, per diem or similar basis. The Company agrees that, in addition to the fees payable under this Agreement, it shall reimburse Advisor and its affiliates for their reasonable out-of-pocket expenses (excluding normal overhead costs) incurred in performing the services contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

JETPAY CORPORATION

By:	/s/ Peter B. Davidson
Name: Peter B. Davidson
Title: Vice Chairman and Secretary

ACI MERCHANT SYSTEMS, LLC

By:	/s/ Michael Collester
Name: Michael Collester
Title: President

[Signature page to Advisory Agreement]